Exhibit 22.1

The following entities will be the co-obligors of debt securities under the Indenture dated as of December 1, 1993, as supplemented by the First Supplemental Indenture dated as of May 9, 2011, the Third Supplemental Indenture dated as of February 26, 2021, among the Corporation, as issuer, The Bank of New York Mellon, as the successor U.S. trustee (the “U.S. Trustee”), and BNY Trust Company of Canada, as the successor Canadian trustee (the “Canadian Trustee” and together with the U.S. Trustee, the “Trustees”), the Fourth Supplemental Indenture dated as of July 19, 2024 by and among Fairfax Financial Holdings Limited, Allied World Assurance Company, Holdings Ltd, and the Trustees, and the Fifth Supplemental Indenture dated as of March 14, 2025 by and among Fairfax Financial Holdings Limited, Allied World Assurance Company, Holdings Ltd, and the Trustees.

Co-Obligors

Fairfax Financial Holdings Limited

Allied World Assurance Company Holdings, Ltd*

* Allied World Assurance Company Holdings, Ltd, is a subsidiary of Fairfax Financial Holdings Limited.